White Mountain Titanium Corporation
Augusto Leguia, Of. 812
Las Condes
Santiago, Chile

Gentleman:

We hereby consent to the inclusion in this Form S-1 Registration Statement of White Mountain Titanium Corporation (SEC File No. 333-164963) of the information in our report [Metallurgical Reports produced between 2005-2009] relating to the Cerro Blanco project referenced therein and to our firm as an expert under the heading "Experts" in the Registration Statement, and concur with the summary of such reports in this Registration Statement.

SGS Minerals Services (Lakefield site)

By: /s/ Bulatovic

Name: Srdjan Bulatovic, P. Eng.

Title: Consulting Metallurgist

Date: March 25, 2010